Exhibit 99.1

IXYS Corporation Announces June 2012 Quarter Results

MILPITAS, Calif. & BIEL, Switzerland--(BUSINESS WIRE)--August 3, 2012--IXYS Corporation (NASDAQ:IXYS), an international power and IC semiconductor company, today reported its results for its first fiscal quarter, which ended June 30, 2012.

Net revenues for the quarter ended June 30, 2012 were $80.9 million, a decrease of $20.9 million from net revenues of $101.8 million in the prior year’s first quarter. Sequentially, net revenues in the quarter ended June 30, 2012 decreased by $6.3 million from net revenues of $87.2 million in the March 31, 2012 quarter.

“We are pleased with the bottom line performance of our company despite the apparent slowdown in the markets we serve. Our performance even in these difficult times affirms our product strategy, as well as our ability to keep our costs under control,” commented Dr. Nathan Zommer, Chairman and CEO. “We have continued our R&D investments in power semiconductors, HVIC, MCUs and RF MMICs, thus positioning IXYS for future growth.”

Net income for the quarter ended June 30, 2012 was $6.0 million, or $0.19 per diluted share, a decrease of $4.0 million, as compared to net income of $10.0 million, or $0.30 per diluted share, in the prior year’s first quarter. Sequentially, net income in the quarter ended June 30, 2012 increased by $2.3 million over net income of $3.7 million in the March 31, 2012 quarter.

Gross profit was $27.2 million, or 33.6% of net revenues, for the quarter ended June 30, 2012, as compared to gross profit of $35.0 million, or 34.4% of net revenues, for the same quarter in the prior fiscal year. Sequentially, gross profit in the quarter ended June 30, 2012 decreased by $2.8 million from gross profit of $30.0 million, or 34.4% of net revenues, in the March 31, 2012 quarter.

The company ended June 2012 with record cash of $103.4 million, which is an increase of $4.3 million over the cash at March 31, 2012. “Our results manifest the strengths of our products and technologies and our ability to remain profitable, even during challenging times,” commented Mr. Uzi Sasson, President and CFO.

“The summer quarter traditionally has been challenging for IXYS and we expect that this summer will also be weak. Therefore, we expect revenues for the September 2012 quarter to be 8% to 12% lower than those of the June 2012 quarter,” Mr. Sasson continued.

About IXYS Corporation

Since its founding in Silicon Valley, IXYS Corporation has been developing technology-driven products to improve energy conversion efficiency, generate clean energy, improve automation, and provide advanced products for the transportation, medical and telecommunications industries. IXYS, with its subsidiaries, is a worldwide pioneer in the development of power semiconductors, solid state relays, high voltage integrated circuits (HVIC), and microcontrollers that are necessary in conserving energy and in reducing the world’s dependence on fossil fuels.

Diminishing natural resources, demand for renewable energy and environmental directives for energy efficiency represent a significant challenge. IXYS’ power semiconductors and mixed-signal integrated circuits (IC) play a vital role in reducing energy costs and consumption by optimizing the energy efficiency of everyday products. With an end customer base of over 2,500 telecommunications, transportation, industrial, medical and consumer companies, IXYS is a worldwide recognized provider of advanced semiconductors.

Additional information may be obtained by visiting IXYS’ website at http://www.ixys.com, or by contacting the company directly.

Safe Harbor Statement

The foregoing press release contains forward-looking statements, including those related to our future growth, profitability, our summer quarter and our revenues in the September 2012 quarter. Actual results may vary materially from those contained in the forward-looking statements, due to changes in customer delivery schedules, the cancellation of orders, an unanticipated decline in our business, increased competition, cash flow difficulties, unanticipated technological hurdles, manufacturing challenges and capacity limitations, adverse changes in customer demand, declining economic conditions and increasing product costs, among other things. Further information on other factors that could affect IXYS is detailed and included in reports that IXYS has filed with the Securities and Exchange Commission, including its Form 10-K for the fiscal year ended March 31, 2012. IXYS undertakes no obligation to publicly release the results of any revisions to these forward-looking statements.

IXYS CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands)
(unaudited)

	June 30,	March 31,
	2012	2012
ASSETS
Current assets:
Cash and cash equivalents	$103,388	$99,113
Accounts receivable, net	45,138	48,420
Inventories, net	85,808	86,240
Prepaid expenses and other current assets	4,885	6,934
Deferred income taxes	8,315	8,450
Total current assets	247,534	249,157
Plant and equipment, net	53,149	56,071
Other assets	15,533	13,053
Deferred income taxes	25,539	25,629

Total assets	$341,755	$343,910

LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
Current portion of capitalized lease obligations	$2,573	$2,873
Current portion of notes payable to bank	939	1,696
Accounts payable	15,551	14,427
Accrued expenses and other current liabilities	19,559	22,023
Total current liabilities	38,622	41,019
Capitalized lease and other long term obligations, net of current portion	32,252	33,783
Pension liabilities	14,140	15,001
Total liabilities	85,014	89,803

Common stock	379	378
Additional paid-in capital	143,131	141,445
Retained earnings	116,176	110,194
Accumulated other comprehensive income	(2,945)	2,090
Stockholders' equity	256,741	254,107

Total liabilities and stockholders' equity	$341,755	$343,910

IXYS CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share data)
(unaudited)

	Fiscal Quarter Ended
	June 30,
	2012	2011

Net revenues	$80,857	$101,778
Cost of goods sold	53,668	66,743
Gross profit	27,189	35,035

Operating expenses:
Research, development and engineering	6,649	6,933
Selling, general and administrative	11,187	11,129
Amortization of intangibles	640	642
Total operating expenses	18,476	18,704
Operating income	8,713	16,331
Other income (expense), net	528	(609)
Income before income tax provision	9,241	15,722
Provision for income tax	3,234	5,746

Net income	$6,007	$9,976

Net income per share - basic	$0.19	$0.32

Weighted average shares used in per share calculation - basic	31,351	31,508

Net income per share - diluted	$0.19	$0.30

Weighted average shares used in per share calculation - diluted	32,378	32,806

CONTACT:
IXYS Corporation
Uzi Sasson, 408-457-9000
President & CFO